Exhibit 99.1

November 23, 2015

Dear Shareholder,

Thank you for your investment in Carter Validus Mission Critical REIT, Inc. We are writing today to provide you with an update regarding your investment, including information regarding an estimated net asset value (“NAV”) of our shares that was recently determined by our board of directors (the “Board”).

We believe that our investment strategy, which focuses on acquiring quality, income-producing commercial real estate properties with a focus on the data center and healthcare sectors, net leased to investment grade and creditworthy tenants under long-term leases, has performed well despite fluctuating market conditions. Overall, we are pleased with our performance and where we are positioned in the current market cycle.

As of September 30, 2015, we owned 48 real estate investments (including one real estate investment owned through a consolidated partnership), consisting of 79 properties located in 24 states, which maintained an occupancy rate of 98% and a weighted average remaining lease term of 11.7 years. In addition, as of September 30, 2015, we had a preferred equity investment in a private real estate corporation in the aggregate amount of $127,147,000. We have paid, and expect to continue to pay, monthly distributions to our shareholders. Our current distribution rate equals an annualized amount of $0.70 per share.

We are pleased to report that on November 16, 2015, the Board approved an estimated per share NAV of our common stock of $10.05 as of September 30, 2015. The Board determined an estimated per share NAV in order to assist those broker-dealers that participated in our offering in meeting their customer account statement reporting obligations as required by FINRA. The Board engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm, to calculate an estimated NAV and a fair value range of our real estate portfolio as of September 30, 2015. The Board directed its audit committee (the “Committee”), comprised solely of independent directors, to review Stanger’s valuation analysis and range of estimates and recommend an estimated per share NAV to the full Board. Based on the Committee’s recommendation, the Board adopted an estimated per share NAV of $10.05. The determination of the per share NAV was solely the decision of the Board.

We believe this valuation validates the successful execution of our investment strategy and our commitment to maximize value creation for your investment.

To date, your monthly account statement has reflected a price per share of $10.00 based on the original public offering price (including all fees and commissions). Going forward, your account statement will reflect the estimated per share NAV of $10.05 beginning with your account statement for November 2015. If you participate in our distribution reinvestment plan (“DRIP”), under which your monthly distributions get reinvested in additional shares of our stock, your distributions will now be reinvested at the $9.5475 per share, which is 95% of $10.05, instead of at $9.50 per share. Please feel free to contact us if you wish to change your DRIP enrollment status.

In accordance with our Share Repurchase Program (the “SRP”), after such time as the Board has determined a reasonable estimate of the value of our shares of common stock, the per share redemption price (other than for shares repurchased pursuant to the DRIP) will depend on the length of time the redeeming shareholder has held such shares as follows: after one year from the purchase date, 92.5% of the most recent estimated value of each share; after two years from the purchase date, 95% of the most recent estimated value of each share; after three years from the purchase date, 97.5% of the most recent estimated value of each share; and after four years from the purchase date, 100% of the most recent estimated value of each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). As a result of the Board’s determination of an estimated value of our shares of common stock, the estimated per share NAV of $10.05, as of September 30, 2015, shall serve as the most recent estimated value for purposes of the SRP, effective November 16, 2015, until such time as the Board provides a new estimated share value. Except as set forth in this letter, the material terms of the SRP remain unchanged.

It is important to keep in mind that the estimated per share NAV of $10.05 is simply a snapshot as of a particular date, will fluctuate over time as we continue to purchase and sell properties, and is not intended to represent the amount that you could expect to receive if you were to sell your shares now or when we liquidate in the future. We fully intend to attempt to maximize the return to you as an investor by actively managing the portfolio before the Board considers potential strategic alternatives. For a description of the methodology and assumptions used to determine the estimated per share NAV, see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on November 23, 2015.

The results of our NAV demonstrate confirmation of our investment approach and strategy and our continued commitment to delivering shareholder value. As we continue to seek accretive acquisitions and manage our balance sheet to maximize its flexibility, we remain well-positioned to deliver the best results for our shareholders.

If you have any questions, please contact your Financial Advisor or our Investor Services team at (813) 287-0101.

Sincerely,

John E. Carter

Chairman and Chief Executive Officer

Carter Validus Mission Critical REIT, Inc.

Forward-looking Statements

This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,”

“believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2015, June 30, 2015, and September 30, 2015 filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to pay a monthly distribution, the Company’s inability to maximize returns to investors and the Company’s inability to realize a wide variety of future liquidity opportunities. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.